Exhibit 99.1

National Financial Partners Announces Amendment to Credit Agreement

NEW YORK, NY – December 10, 2008 – National Financial Partners Corp. (NYSE: NFP), a network of independent financial advisors specializing in life insurance and wealth transfer, corporate and executive benefits, and financial planning and investment advisory services, announced today that it has completed an amendment to its credit agreement. Among other items, the amendment provides for greater flexibility with respect to the maximum consolidated leverage ratio.

Jessica Bibliowicz, chairman, president and chief executive officer, said, “We are pleased to have completed this amendment, which provides NFP with added flexibility to operate through the current challenging economic and market conditions. The continued strong support of our banks demonstrates their confidence in NFP’s ongoing business.”

Under the amended facility, the maximum consolidated leverage ratio was increased for the four quarters ending September 30, 2009. In connection with the amendment, the maximum amount available under the credit facility will be reduced from $250 million to $225 million as of June 30, 2009 and to $200 million as of December 31, 2009. The interest rate on borrowings under the amended credit agreement was increased by between 1.75% and 2.25% for the term of the agreement, depending primarily on the consolidated leverage ratio.

The amendment in its entirety is available on NFP’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 10, 2008.

About National Financial Partners Corp.

Founded in 1998, NFP is a leading independent distributor of financial services products to high net worth individuals and companies. NFP is headquartered in New York and operates a distribution network of over 180 owned firms. For more information, please visit www.nfp.com.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "anticipate," "expect," "intend," "plan," "believe," "estimate," "may," "will" and "continue" and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP's operations or strategy. These forward-looking statements are based on management's current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include: (1) NFP's success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP's firms following acquisition, (3) competition in the business of providing financial services to high net worth individuals and companies, (4) NFP's ability, through its operating structure, to respond quickly and effectively to regulatory, operational or financial situations, (5) NFP's ability to manage its business effectively through the principals of its firms, (6) changes in tax laws, including the elimination or modification of the federal estate tax and any change in the tax treatment of life insurance products, (7) developments in the pricing, design or underwriting of insurance products, revisions in mortality tables by life expectancy underwriters or changes in NFP’s relationships with insurance companies, (8) changes in premiums and commission rates and the rates of other fees paid to NFP’s firms, including life settlement and registered investment advisory fees, (9) adverse developments or volatility in the markets in which NFP operates, resulting in fewer sales in financial services or products, including the availability of credit in connection with the purchase of such products or services, or consumer hesitancy in spending, (10) adverse results or other consequences from litigation, arbitration, regulatory investigations and inquiries, or internal compliance initiatives, including those related to compensation agreements with insurance companies and activities within the life settlements industry, (11) uncertainty in the financial services, insurance and life settlements industries arising from investigations into certain business practices and subpoenas received from various governmental authorities and related litigation, (12) the reduction of NFP's revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements and the adoption of internal initiatives to enhance compensation transparency, including the transparency of fees paid for life settlements transactions, (13) changes in interest rates or general economic and credit market conditions, including changes that adversely affect NFP’s ability to access capital, such as the global credit crisis that began in 2007 and continues today, (14) securities and capital markets behavior, including fluctuations in the price of NFP’s common stock and recent uncertainty in the U.S. financial markets, (15) the impact of legislation or regulations in jurisdictions in which NFP's subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers, (16) the impact of the adoption of certain accounting treatments, including FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” and SFAS No. 141 (revised 2007), “Business Combinations,” (17) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices and regulatory investigations or those arising from compliance with state or federal laws, (18) the continued availability of borrowing and letters of credit under NFP’s credit facility, and (19) other factors described in NFP's filings with the Securities and Exchange Commission (the “SEC”), including those set forth in NFP’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 19, 2008, and those set forth in NFP’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, filed on November 7, 2008.  Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source:  National Financial Partners Corp.

Contacts:
Investor Relations:	Media Relations:
Marc Gordon	Barbara Willis
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4033	212-301-1039